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                                                                      EXHIBIT 11

                               GIANT GROUP, LTD.
                               EARNINGS PER SHARE
           for the three and six-month periods ended June 30, 1996 (3)
                                   (Unaudited)


                                                                          3 Months Ended   6 Months Ended
                                                                           June 30, 1996    June 30, 1996
                                                                           -------------    -------------
                                                                             ($ In thousands, except per
                                                                                     share amounts)
Earnings applicable to common stock (3):

  Net income for the period                                                  $   12,183       $   12,602
  Income earned on investment of remaining proceeds
     from exercise of stock options, after Company's
     acquisition of common stock (1)                                                 71               59
                                                                             ----------       ----------

                                                                             $   12,254       $   12,661
                                                                             ==========       ==========

Average weighted number of common shares and common equivalent shares:

     Weighted average number of common shares outstanding                     4,201,000        4,479,000
     Additional shares assuming conversion of stock options (2)               1,065,000        1,029,000
                                                                             ----------       ----------

                                                                              5,266,000        5,508,000
                                                                             ==========       ==========


Earnings per common share and common equivalent shares                       $     2.33       $     2.30
                                                                             ==========       ==========
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(1)      Assuming funds were invested in U.S. government short-term obligations earning interest at 5%.
(2)      Reflects the 20% limit required by APB No. 15 for reacquisition of shares. Excess proceeds from exercise of stock options have been assumed to be invested in short-term government securities (see (1)).
(3)      The calculation of earnings per share for 1997 can be made from information presented in the consolidated statement of operations.